UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 21, 2013

GraphOn Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21683	13-3899021
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

1901 S. Bascom Avenue, Suite 660	95008
Campbell, CA
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 472-7466

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On August 21, 2013, the Board of Directors of GraphOn Corporation (the “Company”) approved an Amendment to the Consulting Agreement (the “Agreement”) by and between the Company and Steven Ledger/Tamalpais Partners LLC (“Consultant”).  Mr. Ledger is a member of the Board of Directors of the Company.  The Agreement amends the Consulting Agreement, dated February 1, 2012 between the same parties (the “Original Agreement”).

Pursuant to the Agreement, the Original Agreement was amended by adding additional services (the “Supplemental Services”) totaling approximately 30 hours per week.  Additional compensation for the Supplemental Services is $38,000, for the Agreement term of August 1, 2013 through October 31, 2013.

This summary is qualified by the terms of the agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On August 21, 2013, the Board of Directors and Compensation Committee of the Company approved a new employment agreement for Eldad Eilam, President and Chief Executive Officer of the Company.  Under the employment agreement, Mr. Eilam will receive an annual base salary of $275,000 and will be eligible for an annual performance-based bonus in the discretion of the Company’s Compensation Committee.  For fiscal year 2013, Mr. Eilam is eligible for a bonus of up to $75,000.

Mr. Eilam had previously been granted 1,600,000 restricted shares of the Company’s common stock and stock options to acquire 2,000,000 shares of the Company’s common stock.  The restricted shares are scheduled to vest over a period of 33 months.  Fifty percent (50%) of the stock options are scheduled to vest over a period of 33 months and the remaining stock options are scheduled to vest and become exercisable upon the satisfaction of specified performance goals over a period of three years.  The employment agreement modified the vesting provisions of the restricted shares and stock options, which previously accelerated only in connection with a termination without cause and only in certain specified change of control situations.  Pursuant to the employment agreement, if Mr. Eilam’s employment is terminated as a result of death or disability, by the Company without cause, or by Mr. Eilam for good reason, or following a change of control, then all of Mr. Eilam’s unvested restricted shares and stock options shall immediately vest.

Mr. Eilam is an at-will employee, however in the event that Mr. Eilam’s employment is terminated by the Company without cause, or Mr. Eilam terminates his employment for good reason or following a change in control, then, in addition to the vesting of Mr. Eilam’s unvested restricted shares and stock options as noted above, Mr. Eilam shall receive his base salary for a period of 12 months and shall also receive payment or reimbursement for a period of 12 months of the full cost to Mr. Eilam of any Company provided health insurance that Mr. Eilam elects to obtain for Mr. Eilam and any of his eligible dependents.  As a condition to Mr. Eilam receiving such payments, Mr. Eilam will have to execute and deliver to the Company a general release.

At all times that Mr. Eilam is an employee of the Company, the Company, at its own expense, shall provide life insurance on Mr. Eilam’s life with a death benefit in an amount not less than $1,000,000 and shall also maintain long-term disability insurance on Mr. Eilam.

In the event that Mr. Eilam’s employment is terminated by the Company for cause, or by Mr. Eilam without good reason, then Mr. Eilam shall receive only his compensation and benefits earned and paid time off accrued through his termination date.

The new employment agreement supercedes the Company Key Employee Severance Plan unless Mr. Eilam’s employment is terminated under circumstances that would entitle him to receive salary continuation and Company subsidized health care for a period of twelve months or more following termination under the Company Key Employee Severance Plan.

This summary is qualified by the terms of the agreement, a copy of which is contained in Exhibit 10.2 hereto and incorporated herein by this reference.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

10.1	Amendment to Consulting Agreement, dated August 1, 2013, between GraphOn Corporation and Steven Ledger/Tamalpais Partners LLC

10.2	Employment Agreement, dated August 21, 2013 between GraphOn Corporation and Eldad Eilam

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GraphOn Corporation

Dated: August 27, 2013	By:	/s/ Robert Dixon

Robert Dixon

VP of Finance